Exhibit 99.1 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: October 19, 2006

Current News
Continental Airlines today reported third quarter net income of $237 million or $2.17 diluted earnings per share, which includes a $92 million gain on the sale of a portion of the Company's investment in Copa Airlines. Excluding net special charges of $1 million and the $92 million Copa gain, Continental recorded net income of $146 million or $1.36 diluted earnings per share.

Fourth Quarter Outlook
For the fourth quarter, Continental expects the mainline load factor to be up about 1 point year-over-year ("yoy") on a mainline capacity increase of 5.6%

Continental expects Mainline Domestic load factor to be up 1 - 2 points yoy on 3.5% more capacity, with modest yoy yield improvements expected.

The Company expects the Mainline Transatlantic load factor to be down 1 - 2 points yoy on a capacity increase of 10.7%, with moderate yoy yield improvements expected.

Continental expects Mainline Latin load factor to be up 3 - 4 points yoy on a capacity increase of 10.6%, with solid yoy yield improvements expected.

The Company expects Mainline Pacific load factor to be up 2 - 3 points yoy on a capacity increase of 0.7%, with solid yoy yield improvements expected.

For Regional Operations, Continental expects the load factor to be up about 1 point yoy on a capacity increase of 7.5%, with slight yoy yield improvements expected.

Continental's month-to-date consolidated load factor is updated daily and can be found on the Financial and Traffic News Releases page under the Investor Relations section of continental.com.

Advanced Booked Seat Factor Six Weeks Outlook
Mainline advanced booked seat factor, which is the percentage of available seats that are sold, for the next six weeks for all regions except transatlantic are in line with last year. Transatlantic advanced booked seat factors are currently running a few points behind last year's levels.

Pension Expense and Contributions
The Company has contributed $246 million to its pension plans to date in 2006.

Continental estimates its non-cash pension expense will be approximately $159 million for calendar year 2006, which excludes year-to-date settlement charges of $37 million related to lump-sum distributions from the pilot's frozen defined benefit plan. Additional settlement charges are expected for the remainder of 2006 but currently cannot be estimated.

Continental estimates its pension plan contributions in 2007 will total approximately $200 million.

Stock Option Expense
Continental expects to record stock option expense of $6 million for the fourth quarter and $26 million for the full year 2006.

Cargo, Mail and Other Revenue
Continental estimates cargo, mail and other revenue will be between $280 and $290 million for the fourth quarter 2006.

Debt and Capital Leases
Scheduled debt and capital lease principal payments for the fourth quarter 2006 are estimated to be approximately $292 million.

Fuel Hedges
As of September 30, Continental had hedged approximately 31% of its projected fuel requirements for the fourth quarter, using petroleum swap contracts, with a weighted average price of $74.11 per barrel, and another 3% with zero cost collars on jet fuel. The Company had also hedged about 10% of its first quarter of 2007 fuel requirements with petroleum swap contracts with a weighted average price of $71.40.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
Continental expects to record income of approximately $26 million for the full year 2006 (approximately $6.5 million per quarter) related to the tax sharing agreement with ExpressJet. For more information regarding this agreement, please see the Company's 2005 Form 10-K.

Targeted Cash Balance
Continental anticipates ending the year 2006 with an unrestricted cash and short-term investments balance of between $2.1 and $2.2 billion.

2006 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	4th Qtr.(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	3.5% 10.6% 10.7% 0.7% 5.6% 7.5% 5.9%

2006 Estimate
Load Factor	4th Qtr.(E)
Mainline Regional	79 - 80% 77 - 78%

2006 Estimate (cents)
Mainline Operating Statistics	4th Qtr.(E)
CASM Special items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	10.60 - 10.65 - 10.60 - 10.65 3.09 7.51 - 7.56

2006 Estimate (cents)
Consolidated Operating Statistics	4th Qtr.(E)
CASM Special items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	11.48 - 11.53 - 11.48 - 11.53 3.32 8.16 - 8.21

Profit Sharing
As of September 30, 2006, Continental has recognized $106 million of profit sharing expense and related payroll taxes.  Based on current conditions, the Company's most recently prepared internal forecast for the full year 2006 contains an accrual for profit sharing.  There can be no assurance that the Company's forecast will approximate actual results or that the Company will earn a profit for 2006.  Additionally, reductions in cumulative profits from a previous quarter could result in the reversal of a portion or all of the previously recorded profit sharing expense.  Generally, the profit sharing plan provides for a profit sharing pool for eligible employees of 30% of the first $250 million of pre-tax income (with certain adjustments as defined in the profit sharing plan), 25% of the next $250 million and 20% thereafter.  Profit sharing expense is recorded each quarter based on the actual cumulative profits earned to date.  For more information regarding this plan, please see the Company's 2005 Form 10-K.

2006 Estimate
Fuel Gallons Consumed	4th Qtr.(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	360 Million 81 Million $2.05

2006 Estimated Amounts ($Millions)
Selected Expense Amounts	4th Qtr.(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$248 $199 $98 $57

Continental Airlines, Inc. Tax Computation
Due to accumulated losses, Continental has stopped recording income tax benefit on current and future book losses and does not expect to record a tax expense or pay cash taxes this year.

Cash Capital Expenditures	2006 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	180 100 60 $340 80 $420

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Fourth Quarter 2006 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $65 Between $35 - $65 Between $17 - $34 Under $17 Net Loss	90.4 90.4 90.4 90.4 90.4	112.9 108.8 103.8 95.1 90.4	$5.8 $3.2 $1.5 -- --

Full Year 2006 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $251 Between $133 - $251 Between $65 - $132 Under $65 Net Loss	88.8 88.8 88.8 88.8 88.8	111.1 107.0 102.0 93.2 88.8	$23.0 $12.8 $6.1 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2005 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters, disruptions in our computer systems and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

[tables attached]

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)

Mainline	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 2,534	$ 2,546
Special Items	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 2,534	$ 2,546
Aircraft Fuel & Related Taxes	(738)	(738)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 1,796	$ 1,808

ASMs (millions)	23,900	23,900

Mainline CASM (cents)
CASM-GAAP	10.60	10.65
Special Items	-	-
CASM Excluding Special Items - Non-GAAP (a)	10.60	10.65
Aircraft Fuel & Related Taxes per ASM	3.09	3.09
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	7.51	7.56

Consolidated (Mainline plus Regional)	4th Qtr. Range(E)
Operating Expenses - GAAP	$ 3,124	$ 3,138
Special Items	-	-
Operating Expenses Excluding Special Items - Non-GAAP (a)	$ 3,124	$ 3,138
Aircraft Fuel & Related Taxes	(904)	(904)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (a)	$ 2,220	$ 2,234

ASMs (millions)	27,227	27,227

Consolidated CASM (cents)
CASM-GAAP	11.48	11.53
Special Items	-	-
CASM Excluding Special Items - Non-GAAP (a)	11.48	11.53
Aircraft Fuel & Related Taxes per ASM	3.32	3.32
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	8.16	8.21

Reconciliation of GAAP to Non-GAAP Financial Information

(in millions except per share data)	3rd Qtr 2006
GAAP Net Income/(Loss) Adjustments for special items (c) Non-GAAP Income/(Loss) excluding special items (a) Shares Used for Computation: Diluted Earnings (Loss) per Share excluding special items (a)	$ 237 (91) $ 146 111.8 $ 1.36

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(b) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.

(c) During the third quarter 2006, Continental recorded a gain of $92 million on the sale of a portion of the company's investment in Copa airlines and the company recorded a settlement charge of $8 million related to lump-sum distributions from the frozen pilot pension plan offset by a $7 million reduction of accruals related primarily to negotiated settlements on leased MD80 grounded aircraft.

Fleet News

Continental Airlines Fleet Plan
Includes Continental, Continental Micronesia and Continental Express
September 30, 2006

Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits		Total
Mainline Jets	YE 2005	2006E	2007E	YE 2007E
777-200ER 767-400ER 767-200ER 757-300 757-200 737-900 737-800 737-700 737-500 737-300	18 16 10 13 41 12 99 36 63 48	- - - 4 - - 6 - - -	2 - - - - - - - - -	20 16 10 17 41 12 105 36 63 48
Total	356	10	2	368

Regional Jets*
50 - Seat 37 - Seat	236 30	6 -	(23) -	219 30
Total	266	6	(23)	249

Total Count	622	16	(21)	617